Exhibit 5.1

[LETTERHEAD OF CLEARY GOTTLIEB STEEN & HAMILTON LLP]

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BellRing Distribution, LLC

2503 S. Hanley Road

St. Louis, Missouri 63144

Ladies and Gentlemen:

We have acted as special counsel to BellRing Distribution, LLC, a Delaware limited liability company (“New BellRing”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of New BellRing’s registration statement on Form S-4 (No. 333-                ), as amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed (i) conversion of New BellRing into a Delaware corporation and changing of its name to BellRing Brands, Inc., (ii) issuance and registration by New BellRing, following its conversion into a Delaware corporation, of 42,115,457 shares of common stock, par value $0.01 per share, of New BellRing (“New BellRing Common Stock”), (iii) merger (the “Merger”) of BellRing Merger Sub Corporation (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of New BellRing that was formed solely for the purpose of consummating the transactions contemplated by the Transaction Agreement (as defined below), with and into the existing BellRing Brands, Inc., a Delaware corporation (“BellRing”), pursuant to which (A) each share of BellRing’s Class A common stock, par value $0.01 per share, shall be converted into the right to receive a per share cash consideration amount and one share of New BellRing Common Stock and (B) BellRing shall continue as the surviving company and a wholly owned subsidiary of New BellRing, changing its name to BellRing Intermediate Holdings, Inc., and (iv) certain other transactions related thereto, each as set forth in the Transaction Agreement and Plan of Merger, dated as of October 26, 2021 (the “Transaction Agreement”), by and among Post Holdings, Inc., BellRing, New BellRing, and Merger Sub.

The conversion of New BellRing from a limited liability company to a corporation shall be effected in accordance with Section 265 (“Section 265”) of the General Corporation Law of the State of Delaware and is being effected by filing a certificate of conversion (the “Certificate of Conversion”) and a certificate of incorporation in respect of New BellRing with the Secretary of State of the State of Delaware (the “Secretary of State”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In arriving at the opinion expressed below, we reviewed the following documents:

(a)	the Registration Statement;

(b)	a form of the Certificate of Conversion;

(c)	a form of New BellRing’s certificate of incorporation to be filed with the Secretary of State (the “Certificate of Incorporation”), filed as Exhibit 3.1 to the Registration Statement;

(d)	a form of the Bylaws to be adopted by New BellRing, filed as Exhibit 3.2 to the Registration Statement;

(e)	the Transaction Agreement; and

(f)

a written consent of the sole member of New BellRing relating to the approval of the Transaction Agreement and the transactions contemplated thereby, including the issuance of the New BellRing Common Stock, and certain related matters.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of New BellRing and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to the factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, upon filing of the Certificate of Conversion and the Certificate of Incorporation with the Secretary of State in accordance with Section 265, the New BellRing Common Stock, when issued in accordance with the terms and conditions of the Transaction Agreement, will be validly issued by New BellRing, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that prior to the issuance of New BellRing Common Stock in connection with the Merger: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the Merger contemplated by the Transaction Agreement will have been consummated in accordance with the Transaction Agreement; and (iii) the shares of New BellRing Common Stock will have been registered by the transfer agent and registrar for the shares of New BellRing Common Stock.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for New BellRing that has passed on the validity of New BellRing Common Stock, and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

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